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                                  EXHIBIT 10.2

                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT entered into this 22nd day of April, 2002, ("Effective Date"), by and between THE KILLBUCK SAVINGS BANK COMPANY and CRAIG A. LAWHEAD (the "Employee").

         WHEREAS, the Employee has heretofore been employed by The Killbuck Savings Bank Company as Exec. Vice President and is experienced in all phases of the business of The Killbuck Savings Bank Company; and

         WHEREAS, the parties desire by this agreement to set forth the continuing employment relationship of The Killbuck Savings Bank Company and the Employee.

         NOW, THEREFORE, it is AGREED as follows:

         1. Employment. The Employee is employed in the capacity as the Exec. Vice President of The Killbuck Savings Bank Company. The Employee shall render such administrative and management services to The Killbuck Savings Bank Company as are currently rendered and as are customarily performed by persons situated in a similar executive capacity. The Employee shall promote the business of The Killbuck Savings Bank Company. The Employee's other duties shall be such as the Board of Directors for The Killbuck Savings Bank Company may from time to time reasonably direct, including normal duties as an officer of The Killbuck Savings Bank Company.

         2. Base Compensation. The Killbuck Savings Bank Company agrees to pay the Employee during the Term of this Agreement (as hereinafter defined at Section 5) a salary at the rate of at least $95,250.00 per annum, payable in cash not less frequently than monthly; provided, that the rate of such salary shall be reviewed by the Board of Directors not less often than annually, and Employee shall be entitled to receive annually an adjustment at such percentage or in such an amount as the Board of Directors in its sole discretion may decide at such time.

         3. Discretionary Bonus. The Employee shall be entitled to participate in an equitable manner with all other senior management employees of The Killbuck Savings Bank Company in discretionary bonuses that may be authorized and declared by the Board of Directors to its senior management employees from time to time. No other compensation provided for in this Agreement shall be deemed a substitute for the Employee's right to participate in such discretionary bonuses when and as declared by the Board of Directors.

         4. (a) Participation in Retirement and Medical Plans. The Employee shall be entitled to participate in any plan of The Killbuck Savings Bank Company relating to pension, profit-sharing, or other retirement benefits and medical coverage or reimbursement plans that The Killbuck Savings Bank Company may adopt for the benefit of its employees. Additionally, Employee's dependent family shall be eligible to participate in medical and dental insurance plans sponsored by The Killbuck Savings Bank Company with the cost of such premiums paid by The Killbuck Savings Bank Company.

            (b) Employee Benefits; Expenses. The Employee shall be eligible to participate in any fringe benefits which may be or may become applicable to The Killbuck Savings Bank Company's senior management employees, including by example, participation in any stock option or incentive plans adopted by the Board of Directors of The Killbuck Savings Bank Company and any other benefits which are commensurate with the responsibilities and functions to be performed by the Employee under this Agreement. The Killbuck Savings Bank Company shall reimburse Employee for all reasonable out-of-pocket expenses which Employee shall incur in connection with his service for The Killbuck Savings Bank Company.


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         5. Term. The term of employment of Employee under this Agreement shall be for the period commencing on the Effective Date and ending one year thereafter. Additionally, on, or before, each annual anniversary date from the Effective Date, the term of employment under this Agreement shall be extended for up to an additional one year period beyond the then effective expiration date upon a determination and resolution of the Board of Directors that the performance of the Employee has met the requirements and standards of the Board, and that the Terms of such Agreement shall be extended. If at any time during the original term of this Agreement, or any extension thereof, discussions or negotiations take place which, if concluded by agreement, would result in a change in control as defined in paragraph 12, the determination and resolution referred to above shall not be required, and this Agreement shall be deemed extended for a period of one (1) year beyond the then effective expiration date. Such extension shall occur whether or not such discussions or negotiations actually resulted in an agreement.

         6. Loyalty; Noncompetition.

              (a) The Employee shall devote his full time and attention to the performance of his employment under this Agreement. During the term of Employee's employment under this Agreement, the Employee shall not engage in any business or activity contrary to the business affairs or interest of The Killbuck Savings Bank Company.

              (b) Nothing contained in this Section 6 shall be deemed to prevent or limit the right of Employee to invest in the capital stock or other securities of any business dissimilar from that of The Killbuck Savings Bank Company exceeding 4.9% of said Company.

         7. Standards. The Employee shall perform his duties under this Agreement in accordance with such reasonable standards expected of employees with comparable positions in comparable organizations and as may be established from time to time by the Board of Directors.

         8. Vacation and Sick Leave. At such reasonable times as the Board of Directors shall in its discretion permit, the Employee shall be entitled, without loss of pay, to absent himself voluntarily from the performance of his employment under this Agreement, with all such voluntary absences to count as vacation time; provided that:

              (a) The Employee shall be entitled to annual vacation leave in accordance with the policies as are periodically established by the Board of Directors for senior management employees of The Killbuck Savings Bank Company.

              (b) Employee shall not be entitled to accumulate unused vacation from one fiscal year to the next, except to the extent authorized by the Board of Directors for senior management employees of The Killbuck Savings Bank Company.

              (c) In addition to the aforesaid paid vacations, the Employee shall be entitled without loss of pay to absent himself voluntarily from the performance of his employment with The Killbuck Savings Bank Company for such additional periods of time and for such valid and legitimate reasons as the Board of Directors in its discretion may determine. Further, the Board of Directors shall be entitled to grant to the Employee a leave or leaves of absence with or without pay at such time or times and upon such terms and conditions as the Board of Directors in its discretion may determine.

              (d) In addition, the Employee shall be entitled to an annual sick leave benefit as established by the Board of Directors for senior management employees of The Killbuck Savings Bank Company. In the event that any sick leave benefit shall not have been used during any year, such leave shall accrue to subsequent years to the extent authorized by the Board of Directors for employees of The Killbuck Savings Bank Company.

         9. Termination and Termination Pay.


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     The Employee's employment under this Agreement shall be terminated upon any of the following occurrences:


              (a) The death of the Employee during the term of this Agreement, in which event the Employee's estate shall be entitled to receive the compensation due the Employee through the last day of the third calendar month following the month in which Employee's death shall have occurred.

              (b) The Board of Directors may terminate the Employee's employment at any time, but any termination by the Board of Directors other than termination for Just Cause, shall not prejudice the Employee's right to compensation or other benefits under the Agreement. The Employee shall have no right to receive compensation or other benefits for any period after termination for Just Cause. Termination for "Just Cause" shall include termination because of the Employee's personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of the Agreement.

              (c) Except as provided pursuant to Section 12 herein, in the event Employee's employment under this Agreement is terminated by the Board of Directors without Just Cause, The Killbuck Savings Bank Company shall be obligated to continue to pay the Employee the salary provided pursuant to
Section 2 herein, up to the date of termination of the Term (including any renewal term) of this Agreement and the cost of Employee obtaining all health, life, disability, and other benefits which the Employee would be eligible to participate in through such date based upon the benefit levels substantially equal to those being provided Employee at the date of termination of employment. Notwithstanding the foregoing, in no event except as provided pursuant to
Section 12 herein shall the Employee receive payment of his salary in accordance with Section 2 herein and the cost of applicable benefits for a period of more than twelve months from the date of termination of employment without Just Cause. To receive compensation under this section, employee agrees not to be employed at any financial institution, which maintains offices within Holmes County while receiving such compensation. Such employment will result in employee forfeiting any remaining compensation as described in this section.

              (d) If the Employee is removed and/or permanently prohibited from participating in the conduct of The Killbuck Savings Bank Company's affairs by an order issued under Section 8 (e) (4) or 8 (g) (1) of the Federal Deposit Insurance Act ("FDIA") (12 U.S.C. 1818 (e) (4) and (g) (1)), all obligations of The Killbuck Savings Bank Company under this Agreement shall terminate, as of the effective date of the order, but the vested rights of the parties shall not be affected.

              (e) If The Killbuck Savings Bank Company is in default (as defined in Section 3 (x) (1) of FDIA) all obligations under this Agreement shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

              (f) All obligations under this Agreement shall be terminated, except as to the extent determined that continuation of this Agreement is necessary for the continued operation of The Killbuck Savings Bank Company (i) by the Superintendent of the Division of Financial Institutions, or his designee, at the time that the Federal Deposit Insurance Corporation ("FDIC") or the Resolution Trust Corporation enters into an agreement to provide assistance to or on behalf of The Killbuck Savings Bank Company under the authority contained in Section 13 (c) of FDIA; or (ii) by the Superintendent of the Division of Financial Institutions, or his designee, at the time that the Superintendent of the Division of Financial Institutions, or his designee, approves a supervisory merger to resolve problems related to operation of The Killbuck Savings Bank Company or when The Killbuck Savings Bank Company is determined by the Superintendent of the Division of Financial Institutions to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

              (g) The voluntary termination by the Employee during the term of this Agreement with the delivery of no less than 60 days written notice to the Board of Directors, other than pursuant to Section 12 (b) in which case the Employee shall be entitled to receive only the compensation, vested rights, and all employee benefits up to the date of such termination.




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              (h) Notwithstanding anything herein to the contrary, any payments made to the Employee pursuant to the Agreement or otherwise, shall be subject to and conditioned upon compliance with 12 USC Sec. 1828 (k) and any regulations promulgated thereunder.

         10. Suspension of Employment. If the Employee is suspended and/or temporarily prohibited from participating in the conduct of The Killbuck Savings Bank Company's affairs by a notice served under Section 8 (e) (3) or (g) (1) of the FDIA (12 U.S.C. 1818 (e) (3) and (g) (1)), The Killbuck Savings Bank Company's obligations under the Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, The Killbuck Savings Bank Company may in its discretion (i) pay the Employee all or part of the compensation withheld while its contract obligations were suspended and (ii) reinstate any of its obligations which were suspended.

         11. Disability. If the Employee shall become disabled or incapacitated to the extent that he is unable to perform his duties hereunder, by reason of medically determinable physical or mental impairment, as determined by a doctor engaged by the Board of Directors, Employee shall nevertheless continue to receive the compensation and benefits provided under the terms of this Agreement in accordance with The Killbuck Savings Bank Company's disability policy, as in effect on the date he becomes disabled. Such benefits noted herein shall be reduced by any benefits otherwise provided to the Employee during such period under the provisions of disability insurance coverage in effect for The Killbuck Savings Bank Company's employees. Thereafter, Employee shall be eligible to receive benefits provided by The Killbuck Savings Bank Company under the provisions of disability insurance coverage in effect for The Killbuck Savings Bank Company's employees. Upon returning to active full-time employment, the Employee's full compensation as set forth in this Agreement shall be reinstated as of the date of commencement of such activities. In the event that the Employee returns to active employment on other than a full-time basis, then his compensation (as set forth in Section 2 of this Agreement) shall be reduced in proportion to the time spent in said employment, or as shall otherwise be agreed to by the parties at the discretion of the Board of Directors.

         12. Change in Control.

                (a) Notwithstanding any provision herein to the contrary, in the event of the involuntary termination of Employee's employment during the Term of this Agreement following any change in control of The Killbuck Savings Bank Company, absent Just Cause, Employee shall be paid an amount equal to the product of 2.00 times the Employee's "base amount" as defined in Section 280G
(b) (3) of the Internal Revenue Code of 1986, as amended (the "Code") and regulations promulgated thereunder. Said sum shall be paid, at the option of employee, either in one (1) lump sum within thirty (30) days of such termination discounted to the present value of such payment using as the discount rate the "prime rate" as published in the Wall Street Journal Eastern Edition as of the date of such payment minus 100 basis points, or in periodic payments over the next 24 months or the remaining term of this Agreement whichever is less, as if Employee's employment had not been terminated, and such payments shall be in lieu of any other future payments which the Employee would be otherwise entitle to receive under Section 9 of this Agreement. Notwithstanding the forgoing, all sums payable hereunder shall be reduced in such manner and to such extent so that no such payments made hereunder when aggregated with all other payments to be made to the Employee by The Killbuck Savings Bank Company shall be deemed an "excess parachute payment" in accordance with Section 280G of the Code and be subject to the excise tax provided at Section 4999(a) of the Code. The term "control" shall refer to the ownership, holding or power to vote more than 25% of the Holding Company's voting stock, the control of the election of a majority of The Killbuck Savings Bank Company's directors, or the exercise of a controlling influence over the management or policies of The Killbuck Savings Bank Company by any person or by persons acting as a group within the meaning of
Section 13(d) of the Securities Exchange Act of 1934. The term "person" means an individual other than the Employee, or a corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization or any other form of entity not specifically listed herein.

                (b) Notwithstanding any other provision of this Agreement to the contrary, Employee may voluntarily terminate his employment during the Term of this Agreement following a change in control of The Killbuck Savings Bank Company, and Employee shall thereupon be entitled to receive the payment described in Section 12(a) of this



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Agreement, upon the occurrence, or within one hundred eighty (180) days thereafter, of any of the following events, which have not been consented to in advance by the Employee in writing: (i) if Employee would be required to move his personal residence or perform his principal executive functions more than thirty-five (35) miles from the Employee's primary office as of the signing of this Agreement; (ii) if in the organizational structure of The Killbuck Savings Bank Company, Employee would be required to report to a person or persons other than the Board of The Killbuck Savings Bank Company; (iii) if The Killbuck Savings Bank Company should fail to maintain Employee's base compensation in effect as of the date of the Change in Control and the existing employee benefits plans, including material fringe benefit, stock option and retirement plans, except to the extent that such reduction in benefit programs is part of an overall adjustment in benefits for all employees of The Killbuck Savings Bank Company and does not disproportionately adversely impact the Employee; (iv) if Employee would be assigned duties and responsibilities other than those normally associated with his position as referenced at Section 1, herein; (v) if Employee would not be elected or re-elected to the Board of Directors of The Killbuck Savings Bank Company or (vi) if Employee's responsibilities or authority have in any way been diminished or reduced.

         13. Successors and Assigns.

                (a) This Agreement shall inure to the benefit of and be binding upon any corporate or other successor of The Killbuck Savings Bank Company which shall acquire, directly or indirectly, by merger, consolidation, purchase or otherwise, all or substantially all of the assets or stock of The Killbuck Savings Bank Company.

                (b) Since The Killbuck Savings Bank Company is contracting for the unique and personal skills of the Employee, the Employee shall be precluded from assigning or delegating his rights or duties hereunder without first obtaining the written consent of The Killbuck Savings Bank Company.

         14. Amendments. No amendments or additions to this Agreement shall be binding upon the parties hereto unless made in writing and signed by both parties, except as herein otherwise specifically provided.

         15. Applicable Law. This Agreement shall be governed by all respects whether as to validity, construction, capacity, performance or otherwise, by the laws of the State of Ohio, except to the extent that Federal law shall be deemed to apply.

         16. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

         17. Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the rules then in effect of the district office of the American Arbitration Association ("AAA") nearest to the home office of The Killbuck Savings Bank Company, and judgment upon the award rendered may be entered in any court having jurisdiction thereof, except to the extent that the parties may otherwise reach a mutual settlement of such issue. The Killbuck Savings Bank Company shall reimburse Employee for all reasonable costs and expenses, including reasonable attorneys' fees, arising from such dispute, proceedings or actions, following the delivery of the decision of the arbitrator finding in favor of the Employee. Further, the settlement of the dispute to be approved by the Board of Directors of The Killbuck Savings Bank Company may include a provision for the reimbursement by The Killbuck Savings Bank Company to the Employee for all reasonable costs and expenses, including reasonable attorneys' fees, arising from such dispute, proceedings or actions, or the Board of Directors of The Killbuck Savings Bank Company may authorize such reimbursement of such reasonable costs and expenses by separate action upon a written action and determination of the Board of Directors following settlement of the dispute.


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         18. Entire Agreement. This Agreement together with any understanding or modifications thereof as agreed to in writing by the parties, shall constitute the entire Agreement between the parties hereto subject to the Laws of the State of Ohio.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the day and first hereinabove written.

         Signed in presence of                THE KILLBUCK SAVINGS BANK COMPANY



/s/ Kenneth E. Taylor                      By:  1.    /s/ Richard L. Fowler
----------------------------------------          ------------------------------
Witness as to 1                                     Richard L. Fowler, Chairman
                                                        Board of Directors

/s/ Allan R. Mast
----------------------------------------
Witness as to 1

                                                         EMPLOYEE

/s/ Kenneth E. Taylor                      By:  2.    /s/ Craig A. Lawhead
----------------------------------------          ------------------------------
Witness as to 2                                         Craig A. Lawhead
                                                      Exec. Vice President

/s/ John W. Baker
----------------------------------------
Witness as to 2


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